Exhibit 5.1

September 18, 2007

Plains Exploration & Production Company

700 Milam Street, Suite 3100

Houston, TX 77002

Re:	Plains Exploration & Production Company, Registration Statement on Form S-4

(Registration No. 333-145617)

Ladies and Gentlemen:

We have acted as special counsel to Plains Exploration & Production Company, a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-4, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of the Company’s common stock, par value $0.01 per share (the “Company Shares”), in connection with the merger (the “Merger”) of Pogo Producing Company, a Delaware corporation (“Pogo”), with and into PXP Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Sub”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 17, 2007 by and among the Company, Merger Sub and Pogo.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that, when (a) the Registration Statement relating to the Company Shares has become effective under the Act, (b) the stockholders of the Company have approved the issuance of the Company Shares in connection with the Merger, (c) the stockholders of Pogo have approved and adopted the Merger Agreement and (d) the other conditions to consummating the transactions contemplated by the Merger Agreement have been

Plains Exploration & Production Company

September 18, 2007

satisfied, the Company Shares will be duly authorized and the Company Shares, when issued and delivered in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions of the General Corporation Law of the State of Delaware.

B.	This letter is limited to the matters stated herein, and no opinions are implied or may be inferred beyond the opinions expressly stated. This letter speaks as of the effective date of the Registration Statement, and we undertake no, and hereby disclaim any, obligation to update this letter.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN GUMP STRAUSS HAUER & FELD LLP